Exhibit 10.1
NII HOLDINGS, INC.
10700 Parkridge Boulevard
Suite 600
Reston, VA 20191
Phone : 703-390-5100
Fax 703-390-5101
January 5, 2008
Steven P. Dussek
6807 Avondale Drive
Nichols Hills, OK 73116
     Re: Employment Offer
Dear Steve:
     On behalf of NII Holdings, Inc., it is my pleasure to confirm our offer of employment for the position of Chief Executive Officer, including the continuation of your position as a member of the Board of Directors (the “Board”) with NII Holdings, Inc. (referred to herein as the “Company,” “we,” “our” or “us”) and hope that the terms of our offer meet your expectations and that you will accept them. In this position, you will report directly to Steve Shindler and the Board. Your duties and responsibilities will be consistent with the status as the Company’s Chief Executive Officer, as may be determined from time to time by the Board, including, without limitation, reviewing and signing periodic reports (e.g. the Annual Report on Form 10-K for the year ended 2007) filed by the Company with the Securities and Exchange Commission. A summary of the key terms of our offer are detailed below:
Compensation and Benefits:
     As Chief Executive Officer, you will receive an annual base salary of $725,000, which will be payable in accordance with the Company’s normal payroll practices. You also will be eligible for an annual bonus based upon the performance targets, terms and objectives established by the Board. Your target bonus amount will be 100% of your annual base salary, up to a maximum of 150% of your annual base salary consistent with the annual bonus plan applicable to executive officers of the Company and such other terms as the board may approve.
     As a full time employee, you will be entitled to participate in all Company employee benefit plans for which you are eligible, which include, but are not limited to, life, disability and health insurance plans and programs and savings plans and programs, subject to applicable rules and regulations as in effect from time to time.
     In addition, you will be reimbursed for out-of-pocket expenses, including expenses associated with travel and entertainment and expenses to assist you and your family to relocate to the greater Reston, Virginia metropolitan area as follows:
     -The Company will cover temporary housing and travel back and forth between OKC and Virginia for up to 3 months. We have discussed that it would be both our desires to minimize this period.
     -The Company will cover the full cost of relocating all your furniture and personal effects from Oklahoma City to your new home in Virginia consistent with the Company’s relocation policy. As I mentioned, in my experience having the moving company bill NII directly is the most practical way to manage this.

Mr. Steven P. Dussek
January 5, 2008
Page 2 of
     -We also agreed the Company will cover the following costs: a) the real estate commission on the sale of your Oklahoma City home (the smaller of 6% or the actual commission charged by the broker); and b) up to $35,000 in expenses related to either costs of selling your Oklahoma City home, or closing costs for the acquisition of your new home in Virginia. All costs mentioned in this paragraph will be grossed up for taxes as necessary.
Equity Compensation:
     In addition to your cash compensation, you will be able to participate in the Company’s 2004 Incentive Compensation Plan, subject to the terms and conditions as in effect from time to time. While future equity grants remain within and are subject to the Board’s full discretion, historically, the Board has granted stock options on a yearly basis and restricted stock awards every three years. Initially, the Board will grant you stock options to purchase 200,000 shares of the Company’s common stock as of the commencement of your employment with us, at an exercise price equal to the fair market value of a share of the Company’s common stock on the date you commence employment with the Company. The options will be granted pursuant to the 2004 Incentive Compensation Plan and will become exercisable (or “vest”) over a period of 4 years over the term of the employment period, with a 25 percent vesting in each year of the employment period, subject to your continuous employment with the Company or a subsidiary. Your options will otherwise be subject to the terms and conditions of a Nonqualified Stock Option Agreement that will be substantially the same as the form of agreement used in connection with prior grants of employee stock options to the Company’s executive officers.
     The Board also will grant you 60,000 shares of common stock of the Company as of the commencement of your employment with us, subject to the terms and conditions of a Restricted Stock Award Agreement that will be substantially the same as the form of agreement used in connection with prior grants of restricted shares to the Company’s executive officers. The shares will be granted pursuant to the 2004 Incentive Compensation Plan. Your interest in these shares of restricted stock will cliff vest on the third anniversary of the date of grant. If you terminate your employment with the Company, any of the restricted shares that are not yet vested will be forfeited.
Term:
     The terms of this letter will be effective upon the date you execute it; however, your actual employment with the Company will commence on February 11, 2007 and will continue thereafter until either party decides to terminate the relationship. Your employment with the Company is “at will” and for no definite period of time and either the Company or you may terminate employment at any time, with or without notice and for any reason or for no reason.
Additional Matters:
     This letter is being delivered with the understanding that you and the Company may elect to negotiate and enter into a more detailed employment agreement that incorporates the terms reflected in this letter and other mutually satisfactory terms, but it is agreed that the terms of this offer letter, upon acceptance by you, shall be a binding agreement between you and the Company with respect to the terms of your employment with the Company. In addition, our offer of employment is contingent on your entering into the Nonqualified Stock Option Agreement and Restricted Stock Award Agreement as described herein

Mr. Steven P. Dussek
January 5, 2008
Page 3 of
and entering into the Company’s standard Non-Competition and Confidentiality Agreement. Further, our offer is subject to your representation that you are not violating any current covenants not to compete or other similar type of arrangement with your current employer by negotiating or entering into an employment arrangement with the Company.
     Additionally, we would like you to consider making a commitment to NII through an investment in our shares of at least $1,000,000 when the first trading window opens and at the latest 3 months after your start date. Then we would expect you to gradually increase your holdings up to our policy of 5 times base salary after 5 years.
     Please sign below where indicated and return two signed copies to me to evidence your agreement as to the above terms.

Sincerely, NII HOLDINGS, INC.
/s/ Charles Herington
Charles Herington
Chairperson of the Compensation Committee

I accept the offer and agree to its terms.

/s/ Steven P. Dussek
Steven P. Dussek

January 6, 2008
Date of signature